Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-256585) pertaining to the Amended 2016 Equity Incentive Plan, 2021 Equity Incentive Plan and 2021 Employee Stock Purchase Plan of FIGS, Inc., of our report dated March 10, 2022, with respect to the financial statements of FIGS, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the U.S. Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

March 10, 2022